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WSi INTERACTIVE CORPORATION          Symbols: CDNX- WIZ                OTC-WIZZF



                                  NEWS RELEASE


February 3rd, 2000


WSI INTERACTIVE ANNOUNCES THE LAUNCH OF INVESTMENTWORLDNEWS.COM

As part of its strategy to develop a network of complementary financial sites, WSI INTERACTIVE CORP. is pleased to announce the launch of INVESTMENTWORLDNEWS.COM. The site is targeted towards small cap companies and related investors, providing significant content and insight into featured companies. WSi is building traffic to the site through the publication of a quarterly, four color, magazine that is distributed through business publications in the US and Canada. The first will be published in the current quarter.

The magazine and site combination will create significant traffic and revenue as well as offer well-targeted awareness opportunities for featured companies.

Kevin Barker, author of WSi's STOCKSECRETS.COM daily newsletter content, will be the editor of the INVESTMENTWORLDNEWS.COM magazine and WSi plans follow INVESTMENTWORLDNEWS with a similar site and magazine combination that will build on the strength of Barker's daily IT INVESTOR which is currently distributed to some 50,000 subscribers. It too will be published quarterly and targeted specifically towards high tech and Internet based sectors.

WSi President, Theo Sanidas, says that "INVESTMENTWORLDNEWS.COM is a further demonstration of WSi's commitment to its strategy of developing complementary Internet based businesses that provide useful and timely information to an affluent niche market". "And we are taking advantage of our direct marketing roots to identify and rapidly develop profitable revenue streams from these businesses".

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on marketing opportunities on the Internet. WSI builds, manages and markets on-line businesses in the financial, e-tailing, e-commerce, entertainment and e-advertising sectors.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:                 ______________________________________________

COMPANY:              ______________________________________________

e-mail address:       ______________________________________________

PHONE#:               ______________________________________________

FAX#:                 ______________________________________________

Send by:       E-mail or fax:   yes / no.         Or: e-mail only:    yes / no

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WSi INTERACTIVE CORPORATION
Toll free:     1-888-388-4636
Telephone:     1-604-681-8589
Fax:           1-604-687-4990

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.